Exhibit 99.1

Cellular Biomedicine Group Announces First Patient Dosing in Phase I Clinical Trial of Anti-CD20 CAR-T for Lymphoma in China

NEW YORK, NY and SHANGHAI, China, June 17, 2019 (PRNEWSWIRE) – Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biopharmaceutical firm engaged in the drug development of immunotherapies for cancer and stem cell therapies for degenerative diseases, today announced that it has initiated its Phase I Clinical Trial of anti-CD20 Chimeric Antigen Receptor T-cell (“CAR-T”) targeting anti-CD19 treated, relapsed diffuse large B-cell lymphoma (“DLBCL”) and small B-cell lymphoma patients in China, and dosed the first CD19 CAR-T relapsed DLBCL patient.

“DLBCL is a very aggressive form of lymphoma that advances quickly in both men and women. Based on our research and development, we believe CD20 is a promising target for CD19 CAR-T relapsed and small B-cell lymphoma patients who currently have no viable treatment options,” said Tony (Bizuo) Liu, Chief Executive Officer of the Company. "This CD20 CAR-T therapy is one of the multiple assets that CBMG is advancing amongst our oncology-hematology pipeline, which includes anti-BCMA CAR-T targeting relapsed and refractory Multiple Myeloma (“MM”). We continue to enroll MM patients in our anti-BCMA clinical trial.”

“We intend to initiate the Alpha Fetoprotein T-cell Receptor (“AFP-TCR-T”) program and recruit Hepatocellular Carcinoma patients as soon as practicable. As previously announced, we plan to conduct the next generation Tumor Infiltrating Lymphocytes (TIL) for the treatment of non-small cell lung cancer (NSCLC) and other solid tumor indications clinical trials in both the U.S. and in China. Our goal is to provide expeditious, safe and effective therapies to cancer patients who currently have limited treatment options," concluded Mr. Liu.

About the Phase I CD20 CAR-T Clinical Study
This Phase I interventional clinical study, conducted in leading clinical centers in China will enroll 12 patients initially to evaluate the safety and efficacy of Anti-CD20 CAR-T therapy.

About Diffuse Large B-Cell Lymphoma (DLBCL)
Diffuse Large B-Cell Lymphoma (DLBCL) is the most common form of Non-Hodgkin Lymphoma (NHL) with DLBCL representing approximately 30% of newly diagnosed NHL cases in the United States and an even higher percentage of newly diagnosed NHL cases in China. DLBCL is an aggressive form of lymphoma that advances quickly and occurs in both men and women although slightly more common in men. The incidence of DLBCL increases with age with most patients over the age of 60. The current treatment options include chemotherapy, anti-CD19 targeted therapy, radiation and stem cell transplantation. However, for patients with refractory DLBCL (failed to respond to treatment) the dismal clinical response rates of 20%-30% with median overall survival of approximately 6 months represents a significant unmet medical need.

About Cellular Biomedicine Group, Inc.
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of cancer and degenerative diseases. It conducts immuno-oncology and stem cell clinical trials in China using products from its integrated GMP laboratory. Its GMP facilities in China, consisting of 12 independent cell production lines, are designed and managed according to both China and U.S. GMP standards.

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include those regarding our ability to implement our plans, strategies and objectives for future operations, including regulatory approval of our IND applications, our plan to configure part of our Shanghai facility with GE Healthcare’s FlexFactory platform, our ability to execute on our obligations under the terms of our licensing and collaboration arrangement with Novartis, our ability to execute on proposed new products, services or development thereof, results of our clinical research and development, regulatory infrastructure governing cell therapy and cellular biopharmaceuticals, our ability to enter into agreements with any necessary manufacturing, marketing and/or distribution partners for purposes of commercialization, our ability to seek intellectual property rights for our product candidates, competition in the industry in which we operate, overall market conditions, any statements or assumptions underlying any of the foregoing and other risks detailed from time to time in CBMG’s reports filed with the Securities and Exchange Commission, quarterly reports on form 10-Q, current reports on form 8-K and annual reports on form 10-K. Forward-looking statements may be identified by terms such as “may,” “will,” “expects,” “plans,” “intends,” “estimates,” “potential,” or “continue,” or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

For more information, please contact:

Company Contact:
Derrick C. Li
Head of Strategy and Investor Relations, CBMG
Phone: 917-717-0994
Email: derrick.li@cellbiomedgroup.com

Investor Contact:
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: 212-896-1254 / 212-896-1267
Email: cellbiomed@kcsa.com